NEWS RELEASE

Media Contact
Drew Prairie
512-602-4425
drew.prairie@amd.com

Investor Contact
Laura Graves
408-749-5467
laura.graves@amd.com

AMD Reports Fourth Quarter and Annual 2016 Financial Results

— Annual revenue increased 7 percent; fourth quarter revenue grew 15 percent year-over-year —

SUNNYVALE, Calif. — Jan. 31, 2017 — AMD (NASDAQ:AMD) today announced revenue for the fourth quarter of 2016 of $1.11 billion, operating loss of $3 million and net loss of $51 million, or $0.06 per share. Non-GAAP(1) operating income was $26 million, non-GAAP(1) net loss was $8 million and non-GAAP(1) loss per share was $0.01.
GAAP Financial Results

	Q4-16	Q3-16	Q4-15	2016	2015
Revenue	$1.11B	$1.31B	$958M	$4.27B	$3.99B
Operating loss	$(3)M	$(293)M	$(49)M	$(372)M	$(481)M
Net loss	$(51)M	$(406)M	$(102)M	$(497)M	$(660)M
Loss per share	$(0.06)	$(0.50)	$(0.13)	$(0.60)	$(0.84)

Non-GAAP Financial Results(1)

	Q4-16	Q3-16	Q4-15	2016	2015
Revenue	$1.11B	$1.31B	$958M	$4.27B	$3.99B
Operating income (loss)	$26M	$70M	$(39)M	$44M	$(253)M
Net income (loss)	$(8)M	$27M	$(79)M	$(117)M	$(419)M
Earnings (loss) per share	$(0.01)	$0.03	$(0.10)	$(0.14)	$(0.54)

“We met our strategic objectives in 2016, successfully executing our product roadmaps, regaining share in key markets, strengthening our financial foundation, and delivering annual revenue growth,” said Dr. Lisa Su, AMD president and CEO.  “As we enter 2017, we are well positioned and on-track to deliver our strongest set of high-performance computing and graphics products in more than a decade.”

•Q4 2016 Results

◦	Q4 2016 was a 14-week fiscal quarter compared to 13-week fiscal quarters for Q3 2016 and Q4 2015.

◦	Revenue of $1.11 billion was up 15 percent year-over-year, primarily due to higher GPU sales. Revenue was down 15 percent sequentially, primarily driven by seasonally lower sales of semi-custom SoCs.

◦
On a GAAP basis, gross margin was 32 percent, up 2 percentage points year-over-year and up 27 percentage points sequentially as Q3 2016 gross margin was negatively impacted by a $340 million charge (WSA charge) related to the sixth amendment of the wafer supply agreement with GLOBALFOUNDRIES. Operating loss was $3 million compared to an operating loss of $49 million a year ago and an operating loss of $293 million in the prior quarter. The year-over-year improvement was primarily due to higher revenue and IP monetization licensing gain while the sequential improvement is primarily due to the absence of the WSA charge offset by lower fourth quarter revenue. Net loss was $51 million compared to a net loss of $102 million a year ago and net loss of $406 million in the prior quarter. Loss per share was $0.06 compared to a loss per share of $0.13 a year ago and loss per share of $0.50 in the prior quarter.

◦
On a non-GAAP(1) basis, gross margin was 32 percent, up 2 percentage points year-over-year and up 1 percentage point sequentially primarily due to higher Computing and Graphics segment revenue. Operating income was $26 million compared to an operating loss of $39 million a year ago and operating income of $70 million in the prior quarter. Operating income was lower in the current quarter due to lower revenue. Net loss was $8 million compared to net loss of $79 million a year ago and net income of $27 million in the prior quarter. Loss per share was $0.01 compared to a loss per share of $0.10 a year ago and earnings per share of $0.03 in the prior quarter.

◦	Cash and cash equivalents were $1.26 billion at the end of the quarter, up $6 million from the end of the prior quarter.

•2016 Annual Results

◦	Revenue of $4.27 billion, up 7 percent on an annual basis, increased in both reportable segments.

◦
On a GAAP basis, gross margin was 23 percent, down 4 percentage points from the prior year primarily due to the WSA charge. Operating loss was $372 million compared to an operating loss of $481 million in the prior year. Operating loss improvement was due to higher revenue, lower restructuring charges, and an IP monetization licensing gain, offset by the WSA charge. Net loss was $497 million compared to a net loss of $660 million in the prior year. Loss per share was $0.60 compared to a loss per share of $0.84 in 2015.

◦
On a non-GAAP(1) basis, gross margin was 31 percent, up 3 percentage points year-over-year primarily due to improved product mix and an inventory write-down recorded in Q3 2015. Operating income was $44 million compared to an operating loss of $253 million in the prior year. Operating income improvement was primarily related to higher revenue and the IP monetization licensing gain. Net loss was $117 million compared to a net loss of $419 million in the prior year. Loss per share was $0.14 compared to a loss per share of $0.54 in 2015.

◦	Cash and cash equivalents were $1.26 billion at the end of the year, up from $785 million at the end of the prior year.

Quarterly Financial Segment Summary

•
Computing and Graphics segment revenue was $600 million, up 28 percent year-over-year and 27 percent sequentially. The year-over-year increase was primarily driven by higher GPU sales. The sequential increase was primarily due to higher GPU and client processor sales.

◦
Operating loss was $21 million, compared to an operating loss of $99 million in Q4 2015 and an operating loss of $66 million in Q3 2016. The year-over-year and sequential improvements were driven primarily by higher revenue.

◦	Client average selling price (ASP) was down year-over-year driven by desktop processors, and down sequentially driven by desktop and mobile processors.

◦	GPU ASP increased year-over-year due to higher desktop and professional graphics ASPs. GPU ASP increased sequentially due to higher mobile and professional graphics ASPs.

•
Enterprise, Embedded and Semi-Custom segment revenue was $506 million, up 4 percent year-over-year primarily driven by higher embedded and semi-custom SoC revenue. Sequentially, revenue decreased 39 percent due to seasonally lower sales of semi-custom SoCs.

◦
Operating income was $47 million compared to $59 million in Q4 2015 and $136 million in Q3 2016. The year-over-year decrease was primarily driven by higher R&D investments in Q4 2016, partially offset by an IP monetization licensing gain. The sequential decrease was primarily due to seasonally lower sales of semi-custom SoCs.

•
All Other operating loss was $29 million compared with an operating loss of $9 million in Q4 2015 and an operating loss of $363 million in Q3 2016. The year-over-year operating loss increase was primarily related to higher stock-based compensation charges in Q4 2016. The sequential improvement was primarily due to the absence of the WSA charge.

Q4 2016 Highlights

•	AMD disclosed new details on its upcoming CPU and GPU architectures and offerings:

◦	AMD delivered new details on the architecture, go-to-market plans, and performance of upcoming “Zen”-based processors:

•	Revealed Ryzen™, the brand that will span “Zen”-based desktop (codenamed “Summit Ridge”) and notebook (codenamed “Raven Ridge”) products.

•
Introduced AMD SenseMI technology, a set of sensing, adapting, and learning features built into AMD Ryzen™ processors. AMD SenseMI technology is a key enabler of AMD's landmark generational increase of greater than 40 percent in instructions per clock with its “Zen” core architecture.

•
Delivered a first look at the impressive gaming capabilities of an AMD Ryzen™ CPU and Vega GPU-based desktop system running Star Wars©: Battlefront™ - Rogue One in 4K at more than 60 frames per second.

•
Showcased ecosystem readiness and the breadth of partner support for forthcoming Ryzen™ desktop processors with new AM4 motherboards and ‘Dream PCs’ from global system integrators (SIs), as well as upcoming third-party AM4 thermal solutions.

◦
AMD introduced preliminary details of its forthcoming Vega GPU architecture designed to address the most data- and visually-intensive next-generation workloads. Key architecture advancements include a differentiated memory subsystem, next-generation geometry pipeline, new compute engine, and a new pixel engine. GPU products based on the Vega architecture are expected to ship in the second quarter of 2017.

•
AMD announced a new collaboration with Google, making Radeon™ GPU technology available to Google Cloud Platform users worldwide starting in 2017 to help accelerate Google Compute Engine and Google Cloud Machine Learning services.

•
To accelerate the machine intelligence era in server computing, AMD unveiled the Radeon™ Instinct initiative, a new suite of GPU hardware and open-source software offerings designed to dramatically increase performance, efficiency, and ease of implementation of deep learning and high-performance compute (HPC) workloads. Radeon™ Instinct products are expected to ship in 1H 2017.

•	AMD introduced several new products and technologies in the quarter, including:

◦	New 7th Generation AMD PRO Processor-based commercial desktops and notebooks from Lenovo.

◦	Radeon™ Pro WX Series of professional graphics cards based on the Polaris architecture, featuring fourth-generation Graphics Core Next (GCN) technology, and engineered on the 14nm FinFET process.

◦	A new family of power-efficient graphics processors, the Radeon™ Pro 400 Series, first available in the all-new 15-inch Apple MacBook Pro.

◦
Radeon FreeSync™ 2 technology, the next major milestone in delivering smooth gameplay and advanced pixel integrity to gamers, with planned availability to consumers in 1H 2017, adding to the 100+ FreeSync™ monitors already available today.

◦	Radeon™ Pro Software Enterprise, Radeon Software Crimson ReLive Edition, and updates to the Radeon Open Compute Platform (ROCm) software solutions.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For Q1 2017, AMD expects revenue to decrease 11 percent sequentially, plus or minus 3 percent. The midpoint of guidance would result in Q1 2017 revenue increasing approximately 18 percent year-over-year. For additional details regarding AMD’s results and outlook please see the CFO commentary posted at quarterlyearnings.amd.com.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its fourth quarter and fiscal year 2016 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-16	Q3-16	Q4-15	2016	2015
GAAP Gross Margin	$351	$59	$283	$998	$1,080
GAAP Gross Margin %	32%	5%	30%	23%	27%
Technology node transition charge	—	—	—	—	33
Stock-based compensation	1	—	1	2	3
Charge related to the sixth amendment to the WSA with GF	—	340	—	340	—
Non-GAAP Gross Margin	$352	$399	$284	$1,340	$1,116
Non-GAAP Gross Margin %	32%	31%	30%	31%	28%
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)

(Millions)	Q4-16	Q3-16	Q4-15	2016	2015
GAAP operating loss	$(3)	$(293)	$(49)	$(372)	$(481)
Charge related to the sixth amendment to the WSA with GF	—	340	—	340	—
Technology node transition charge	—	—	—	—	33
Restructuring and other special charges, net	—	—	(6)	(10)	129
Amortization of acquired intangible assets	—	—	—	—	3
Stock-based compensation	29	23	16	86	63
Non-GAAP operating income (loss)	$26	$70	$(39)	$44	$(253)

Reconciliation of GAAP Net Loss/Loss per Share to Non-GAAP Net Income (Loss)/Earnings (Loss) per Share

(Millions except per share amounts)	Q4-16		Q3-16		Q4-15		2016		2015
GAAP net loss /loss per share	$(51)	$(0.06)	$(406)	$(0.50)	$(102)	$(0.13)	$(497)	$(0.60)	$(660)	$(0.84)
Charge related to the sixth amendment to the WSA with GF	—	—	340	0.39	—	—	340	0.41	—	—
Technology node transition charge	—	—	—	—	—	—	—	—	33	0.04
Restructuring and other special charges, net	—	—	—	—	(6)	(0.01)	(10)	(0.01)	129	0.16
Amortization of acquired intangible assets	—	—	—	—	—	—	—	—	3	—
Stock-based compensation	29	0.03	23	0.03	16	0.02	86	0.10	63	0.08
Loss on debt redemption	7	0.01	61	0.07	—	—	68	0.08	—	—
Non-cash interest expense related to convertible debt	5	0.01	1	—	—	—	6	0.01	—	—
Gain on sale of 85% of ATMP JV	—	—	4	—	—	—	(146)	(0.17)	—	—
Tax provision (benefit) related to sale of 85% of ATMP JV	—	—	(1)	—	—	—	26	0.03	—	—
Tax settlement in foreign jurisdiction	—	—	—	—	13	0.02	—	—	13	0.02
Equity in income (loss) of ATMP JV	2	—	5	0.01	—	—	10	0.01	—	—
Non-GAAP net income (loss) / earnings (loss) per share	$(8)	$(0.01)	$27	$0.03	$(79)	$(0.10)	$(117)	$(0.14)	$(419)	$(0.54)

About AMD
For more than 45 years, AMD has driven innovation in high-performance computing, graphics, and visualization technologies — the building blocks for gaming, immersive platforms, and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses, and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work, and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This press release contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including, AMD's ability to deliver the strongest set of high-performance computing and graphics products in more than a decade; the features, functionality, timing, availability and expected benefits of AMD's new products and technologies; and AMD's expected first quarter 2017 revenue, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD is party to a wafer supply agreement with GF with obligations to manufacture products at GF with certain exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the secured revolving line of credit impose restrictions on AMD that may adversely affect its ability to operate its business; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its product development programs; AMD’s issuance to West Coast Hitech L.P. of warrants to purchase 75 million shares of AMD's common stock, if and when exercised, will dilute the ownership interests of AMD’s existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of AMD’s existing stockholders, or may otherwise depress the price of AMD's common stock; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its secured revolving line of credit, which would result in a default under the indentures and its secured revolving line of credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; the completion and impact of the 2015 restructuring plan, its transformation initiatives and any future restructuring actions could adversely affect it; AMD may incur future impairments of goodwill; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s Quarterly Report on Form 10-Q for the quarter ended September 24, 2016.
.

AMD, the AMD Arrow logo, AMD Opteron, AMD Radeon and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

1.
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and non-GAAP free cash flow as supplemental measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Year Ended
	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Net revenue	$1,106	$1,307	$958	$4,272	$3,991
Cost of sales	755	1,248	675	$3,274	$2,911
Gross margin	351	59	283	998	1,080
Gross margin %	32%	5%	30%	23%	27%
Research and development	264	259	229	1,008	947
Marketing, general and administrative	121	117	109	460	482
Amortization of acquired intangible assets	—	—	—	—	3
Restructuring and other special charges, net	—	—	(6)	(10)	129
Licensing gain	(31)	(24)	—	(88)	—
Operating loss	(3)	(293)	(49)	(372)	(481)
Interest expense	(34)	(41)	(41)	(156)	(160)
Other income (expense), net	(7)	(63)	(2)	80	(5)
Loss before income taxes	$(44)	$(397)	$(92)	$(448)	$(646)
Provision for income taxes	5	4	10	39	14
Equity in income (loss) of ATMP JV	(2)	(5)	—	(10)	—
Net loss	$(51)	$(406)	$(102)	$(497)	$(660)
Net loss per share
Basic	$(0.06)	$(0.50)	$(0.13)	$(0.60)	$(0.84)
Diluted	$(0.06)	$(0.50)	$(0.13)	$(0.60)	$(0.84)
Shares used in per share calculation
Basic	931	815	791	835	783
Diluted	931	815	791	835	783
ADVANCED MICRO DEVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Millions)
	Three Months Ended			Year Ended
	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Total comprehensive loss	$(53)	$(406)	$(95)	$(494)	$(663)

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Millions)

	December 31, 2016	September 24, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$1,264	$1,258	$785
Accounts receivable, net	311	640	533
Inventories, net	751	772	678
Prepayment and other - GLOBALFOUNDRIES	32	13	33
Prepaid expenses	63	63	43
Other current assets	109	78	248
Total current assets	2,530	2,824	2,320
Property, plant and equipment, net	164	161	188
Goodwill	289	289	278
Investment in ATMP JV	59	60	—
Other assets	279	282	298
Total Assets	$3,321	$3,616	$3,084
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Short-term debt	$—	$—	$230
Accounts payable	440	582	279
Payable to GLOBALFOUNDRIES	255	284	245
Payable to ATMP JV	128	144	—
Accrued liabilities	391	384	472
Other current liabilities	69	25	124
Deferred income on shipments to distributors	63	54	53
Total current liabilities	1,346	1,473	1,403
Long-term debt, net	1,435	1,632	2,007
Other long-term liabilities	124	126	86
Stockholders' equity (deficit):
Capital stock:
Common stock, par value	9	9	8
Additional paid-in capital	8,334	8,258	7,017
Treasury stock, at cost	(119)	(127)	(123)
Accumulated deficit	(7,803)	(7,752)	(7,306)
Accumulated other comprehensive loss	(5)	(3)	(8)
Total Stockholders' equity (deficit)	416	385	(412)
Total Liabilities and Stockholders' Equity (Deficit)	$3,321	$3,616	$3,084

(1) Amounts reflected adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes beginning in the first quarter of 2016.
(2) Amounts reflected adoption of FASB ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs beginning in the first quarter of 2016.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Millions)

	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016
Cash flows from operating activities:
Net loss	$(51)	$(497)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net gain on sale of equity interests in ATMP JV	—	(146)
Equity in loss of ATMP JV	1	2
Depreciation and amortization	34	133
Provision for deferred income taxes	—	11
Stock-based compensation expense	29	86
Non-cash interest expense	10	21
Loss on debt redemption	7	68
Fair value of warrant issued related to sixth amendment to the WSA	—	240
Other	(3)	(8)
Changes in operating assets and liabilities:
Accounts receivable	329	222
Inventories	21	(73)
Prepayment and other - GLOBALFOUNDRIES	(19)	1
Prepaid expenses and other assets	(32)	(166)
Payable to ATMP JV	(16)	128
Payable to GLOBALFOUNDRIES	(29)	10
Accounts payable, accrued liabilities and other	(93)	58
Net cash provided by operating activities	$188	$90

Cash flows from investing activities:
Purchases of property, plant and equipment	(21)	(77)
Net proceeds from sale of equity interests in ATMP JV	(4)	342
Other	(1)	2
Net cash provided by (used in) investing activities	$(26)	$267

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	$(1)	$667
Proceeds from issuance of convertible senior notes, net of issuance costs	101	782
Proceeds from issuance of common stock under stock-based compensation equity plans	8	20
Repayments of long-term debt	(265)	(1,113)
Repayments of borrowings, net	—	(230)
Other	1	(4)
Net cash provided by (used in) financing activities	$(156)	$122
Net increase in cash and cash equivalents	6	479
Cash and cash equivalents at beginning of period	$1,258	$785
Cash and cash equivalents at end of period	$1,264	$1,264

ADVANCED MICRO DEVICES, INC.
SELECTED CORPORATE DATA
(Millions)

	Three Months Ended			Year Ended
	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Segment and Category Information
Computing and Graphics (1)
Net revenue	$600	$472	$470	$1,967	$1,805
Operating loss	$(21)	$(66)	$(99)	$(238)	$(502)
Enterprise, Embedded and Semi-Custom (2)
Net revenue	506	835	488	2,305	2,186
Operating income	47	136	59	283	215
All Other (3)
Net revenue	—	—	—	—	—
Operating loss	(29)	(363)	(9)	(417)	(194)
Total
Net revenue	$1,106	$1,307	$958	$4,272	$3,991
Operating loss	$(3)	$(293)	$(49)	$(372)	$(481)
Other Data
Depreciation and amortization, excluding amortization of acquired intangible assets	$34	$33	$34	$133	$164
Capital additions	$21	$9	$32	$77	$96
Adjusted EBITDA (4)	$60	$103	$(5)	$177	$(89)
Cash and cash equivalents	$1,264	$1,258	$785	$1,264	$785
Non-GAAP free cash flow (5)	$167	$20	$27	$13	$(322)
Total assets	$3,321	$3,616	$3,084	$3,321	$3,084
Total debt	$1,435	$1,632	$2,237	$1,435	$2,237
See footnotes on the next page

(1)	Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete graphics processing units (GPUs) and professional graphics.
(2)
Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products and technology for game consoles. We also license portions of our intellectual property portfolio.

(3)
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense. In addition, the Company also included charges related to: restructuring and other special charges, net for 2016, the fourth quarter of 2015 and 2015, the sixth amendment to the WSA with GF for the third quarter of 2016 and 2016 and amortization of acquired intangible assets for 2015.

(4)	Reconciliation of GAAP Operating Loss to Adjusted EBITDA*

	Three Months Ended			Year Ended
	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
GAAP operating loss	$(3)	$(293)	$(49)	$(372)	$(481)
Charge related to the sixth amendment to the WSA with GF	—	340	—	340	—
Restructuring and other special charges, net	—	—	(6)	(10)	129
Technology node transition charge	—	—	—	—	33
Stock-based compensation expense	29	23	16	86	63
Amortization of acquired intangible assets	—	—	—	—	3
Depreciation and amortization	34	33	34	133	164
Adjusted EBITDA	$60	$103	$(5)	$177	$(89)

(5)    Non-GAAP free cash flow reconciliation**

	Three Months Ended			Year Ended
	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
GAAP net cash provided by (used in) operating activities	$188	$29	$59	$90	$(226)
Purchases of property, plant and equipment	(21)	(9)	(32)	(77)	(96)
Non-GAAP free cash flow	$167	$20	$27	$13	$(322)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization and stock-based compensation expense. In addition, the Company excluded a charge related to the sixth amendment to the WSA with GF for the third quarter of 2016 and 2016, restructuring and other special charges, net for 2016, the fourth quarter of 2015 and 2015, a technology node transition charge and amortization of acquired intangible assets for 2015. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

**
The Company also presents non-GAAP free cash flow as a supplemental measure of its performance. Non-GAAP free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow in the financial earnings press release because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.